UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 10, 2008

WILSHIRE ENTERPRISES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-4673	84-0513668
(State or incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Gateway Center, Newark, NJ, 07102
(Address of principal executive offices)

(201) 420-2796
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

As previously disclosed in the definitive proxy statement filed by Wilshire Enterprises, Inc., a Delaware corporation (the “Company” or “Wilshire”) with the Securities and Exchange Commission (“SEC”) on August 5, 2008 (the “Proxy Statement”), the Company has entered into an Agreement and Plan of Merger dated as of June 13, 2008 with NWJ Apartment Holdings Corp. (“NWJ”) and NWJ Acquisition Corp., a wholly-owned subsidiary of NWJ (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation upon the completion of the merger (the “Merger”).

On August 8, 2008, a complaint was filed in the Chancery Court of New Jersey, General Equity, in Essex County, by Pennsylvania Avenue Funds as plaintiff individually and on behalf of the public stockholders of Wilshire in connection with the proposed Merger. Wilshire, its directors, NWJ and the Merger Sub are named as defendants. The complaint alleges three causes of action: (i) breach of fiduciary duty by the directors as a result of their alleged failure to maximize shareholder value, (ii) breach of fiduciary duty by the directors as a result of their alleged failure to disclose to Wilshire’s stockholders all information material to the stockholders’ decision about the merger and (iii) aiding and abetting by the NWJ entities of the directors’ alleged breach of fiduciary duties.

On September 10, 2008, Wilshire and the other defendants entered into a memorandum of understanding, dated September 9, 2008, with plaintiff’s counsel (referred to herein as the “Memorandum of Understanding”) pursuant to which Wilshire, the other named defendants and the plaintiff have agreed to settle the above-mentioned lawsuit subject to court approval. Pursuant to the terms of the Memorandum of Understanding, on September 10, 2008, the Company filed a proxy statement supplement (the “Proxy Supplement”) with the SEC. The Proxy Supplement sets forth certain additional disclosures the Company agreed to make in connection with the settlement of the lawsuit, although Wilshire has not admitted in any way that those disclosures are material or otherwise required by law. The Memorandum of Understanding further contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company’s stockholders and consummation of the merger. Thus, the settlement will be put before the court for final approval only after notice of the settlement has been provided to all stockholders, as the litigation purports to be a class action on behalf of all public stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the court will consider the fairness, reasonableness and adequacy of the settlement which, if finally approved by the court, will resolve all of the claims that were or could have been brought, including all claims relating to the merger, the merger agreement and any disclosure made in connection therewith. If the court does approve of the settlement after the notice period, then all public stockholders who did not elect to opt out of such settlement will be bound thereby. In addition, in connection with the settlement and as provided in the Memorandum of Understanding, the parties contemplate that the plaintiff’s counsel will seek an award of attorneys’ fees and expenses in an amount of up to $215,000.00 as part of the settlement, which amount is also subject to court approval. The settlement will not affect the merger consideration of $3.88 per share in cash for each of the approximately 7.9 million Wilshire common shares outstanding.

There can be no assurances that the parties will ultimately enter into a stipulation of settlement or that the court will approve such a settlement. In such event, the proposed settlement as set forth in the Memorandum of Understanding may be terminated. The Company and the other named defendants vigorously deny all liability with respect to the facts and claims alleged in the complaint, and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or adversely affecting the merger and the related transactions, to minimize the expense of defending the complaint, and to provide additional information to the Company’s stockholders at a time and in a manner that would not cause any delay of the merger, the Company and the other named defendants agreed to the settlement described above. The Company and the other named defendants further considered it desirable that this matter be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of litigation and to eliminate the risk of any delay to the closing of the merger.

A copy of the Proxy Supplement is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference. The foregoing description of the Memorandum of Understanding is qualified in its entirety by reference to the summary thereof set forth in the Proxy Supplement.

Important Additional Information

In connection with the Company’s special meeting of stockholders scheduled for September 17, 2008, investors and security holders are advised to read the Proxy Statement and Proxy Supplement filed by the Company with the SEC. Investors and security holders may obtain a free copy of the Proxy Statement and Proxy Supplement free of charge at the SEC’s website at www.sec.gov or by contacting the Company at 1 Gateway Center, Newark, New Jersey 07102, (201) 420-2796.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1 - Proxy Statement Supplement, dated September 10, 2008.
Exhibit 99.2 – Press Release of the Company, dated September 10, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 10, 2008	WILSHIRE ENTERPRISES, INC.
(Registrant)

	By:	/s/ Sherry Wilzig Izak
Sherry Wilzig Izak
Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit 99.1 - Proxy Statement Supplement, dated September 10, 2008.
Exhibit 99.2 – Press Release of the Company, dated September 10, 2008.